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                              FORM OF FACE OF NOTE

                                 CSK AUTO, INC.
                11% SERIES A SENIOR SUBORDINATED NOTES DUE 2006

No. ______________                                                   $__________
     CUSIP NO.

     CSK Auto, Inc., a corporation duly organized and existing under the laws of the State of Arizona (herein called the "Company", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to ______________________, or registered assigns, the principal sum of ___________________ Dollars on November 1, 2006 and to pay interest thereon until maturity from the date of original issuance hereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on May 1 and November 1 of each year, commencing May 1, 1997, at the rate of 11% per annum.

     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and as more fully specified in the Indenture, which further provisions shall for all purposes have the same effect as if set forth at this place.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
                                    CSK AUTO, INC.



                                    By:
                                         Name:
                                         Title:

Attest:________________________

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                            FORM OF REVERSE OF NOTE

     1. INTEREST. CSK Auto, Inc. (the "Company") promises to pay interest on the principal amount of this Note at the rate and in the manner specified below. Cash interest will accrue at 11% per annum until maturity and will be payable semi-annually in arrears in cash on May 1 and November 1 of each year commencing May 1, 1997, or if any such day is not a Business Day on the next succeeding Business Day (each an "Interest Payment Date"). Interest on this Note will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the original date of issue. To the extent lawful, the Company shall pay interest on overdue principal. premium, if any, interest and Liquidated Damages, if any, from time to time on demand at the rate of 11% per annum, compounded semi-annually. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     There shall also be payable in respect of this Note all Liquidated Damages that may have accrued on the Note for which this Note was exchanged (as defined in such Note) pursuant to the Exchange Offer or otherwise pursuant to a Registration of such Note, such Liquidated Damages to be payable in accordance with the terms of such Note.

     2. METHOD OF PAYMENT. The Company will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the record date for the next Interest Payment Date, which record date shall be April 15 and October 15 of each year (each a "Record Date") even if such Note is cancelled after such Record Date and on or before such Interest Payment Date. Holders must surrender Notes to a Paying Agent, as defined below, to collect principal payments on such Notes. Principal of, premium, if any, interest and Liquidated Damages, if any, on, the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to the Global Note and Certificated Notes the Holders of whom, in the case of Certificated Notes, have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose.

     3. PAYING AGENT AND REGISTRAR. (a) Wells Fargo Bank, N.A. (the "Trustee") will initially act as the Paying Agent and Registrar. The Company may appoint additional paying agents or co-registrars, and change the Paying Agent, any additional paying agent, the Registrar or any co-registrar without prior notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

        (b) Pursuant to the Indenture, the Company has appointed the Trustee as transfer and exchange agent for the purpose of any transfer or exchange of the Notes.

        (c) Holders shall present Notes to the Trustee, as transfer and exchange agent.


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     4. INDENTURE.  The Company has issued the Notes under an Indenture, dated as of October 30, 1996 (the "Indenture"), among the Company, as issuer of the Notes, Kragen Auto Supply Co. and Schuck's Distribution Co., as guarantors of the Notes, and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Section Section 77aaa-77bbbb) as in effect on the date of the original issuance of the Notes (the "Trust Indenture Act"). The Notes are subject to, and qualified by, all such terms, certain of which are summarized herein, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms (all capitalized terms not defined herein shall have the meanings assigned to them in the Indenture). The Notes are unsecured general obligations of the Company limited to $125,000,000 in aggregate principal amount.

     5. REDEMPTION PROVISIONS.

        (a) The Notes are not subject to any mandatory sinking fund redemption prior to maturity.

        (b) Except as set forth below in this Section 5, the Notes may not be redeemed at the option of the Company prior to November 1, 2001. On November 1, 2001 and thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

                        YEAR                 PERCENTAGE
                        2001                 105.500
                        2002                 103.667
                        2003                 101.833
                        2004 and thereafter  100.000%


        (c) In addition to the Company's right to redeem the Notes as set forth in Section 5(b), at any time prior to November 1, 1999, the Company may (but will not have the obligation to) redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price of 110% of the principal amount thereof, in each case plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net proceeds of an Equity Offering; provided that at least 65% of the original aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption; and provided, further that such redemption will occur within 60 days of the date of the closing of such Equity Offering.

     6. MANDATORY OFFERS.

        (a) Within 30 days after any Change of Control Trigger Date or Asset Sale Trigger Date, the Company shall mail a notice to each Holder stating certain details as set forth in

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Section 3.08 of the Indenture in connection with the Offer that the Company is obligated under the Indenture to make to Holders in such circumstances.

        (b) Holders may tender all or, subject to Section 8 below, any portion of their Notes by completing the attachment hereto entitled "OPTION OF HOLDER TO ELECT PURCHASE" in an Offer.

        (c) Upon a Change of Control, any Holder of Notes will have the right to cause the Company to purchase the Notes of such Holder, in whole or in part in integral multiples of aggregate principal amount of $1,000, at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to any Change of Control Purchase Date, as provided in, and subject to the terms of the Indenture.

        (d) Upon there being at least $5,000,000 in Excess Proceeds relating to one or more Asset Sales, any Holder of Notes will have the right to cause the Company to purchase the Notes of such Holder, in whole or in part in integral multiples of aggregate principal amount of $1,000, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to any Asset Sale Purchase Date, as provided in, and subject to the terms of the Indenture.

        (e) Promptly after consummation of an Offer, (i) the Paying Agent shall mail to each Holder of Notes or portions thereof accepted for payment an amount equal to Change of Control Payment or Asset Sale Payment, as the case may be,
(ii) with respect to any tendered Note not accepted for payment in whole or in part, the Trustee shall return such Note to the Holder thereof, and (iii) with respect to any Note accepted for payment in part, the Company shall issue and the Trustee shall authenticate and mail to each such Holder a new Note equal in principal amount to the unpurchased portion of the tendered Note.

        (f) The Company will (i) announce the results of the Offer to Holders on or as soon as practicable after the Purchase Date, and (ii) comply with Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations to the extent applicable to any Offer.

     7. NOTES TO BE REDEEMED OR PURCHASED. The Notes may be redeemed or purchased in part, but only in multiples of $1,000 principal amount unless all Notes held by a Holder are to be redeemed or purchased. On or after any date on which Notes are redeemed or purchased, interest ceases to accrete or accrue, as the case may be, on the Notes or portions thereof called for redemption or accepted for purchase on such date.

     8. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 principal amount and multiples thereof; provided that, except as otherwise permitted under the Indenture, Notes will be issued to Institutional Accredited Investors only in denominations of $250,000 of principal amount and any integral multiple of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. Holders seeking to transfer or exchange their Notes may be

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required, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered pursuant to an Offer. None of the Company, the Trustee or the Registrar shall be required to issue, register the transfer of or exchange any Note (i) during a period beginning at the opening of business on the day that the Trustee receives notice of any redemption from the Company pursuant to the terms of the Indenture and ending at the close of business on the day the notice of redemption is sent to Holders, (ii) selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part may be transferred or exchanged, or (iii) during an Offer if such Note is tendered pursuant to such Offer and not withdrawn.

     9. PERSONS DEEMED OWNERS. The registered Holder of a Note shall be treated as the owner of the Note for all purposes.

     10. AMENDMENTS AND WAIVERS.

        (a) Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

        (b) Notwithstanding section 10(a) above, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Notes, without the consent of any Holder, to: cure any ambiguity, defect or inconsistency; provide for uncertificated Notes in addition to or in place of certificated Notes; provide for the assumption of the obligations to the Holders of the Company, or the Subsidiary Guarantors, as the case may be, in the event of any merger or reorganization involving the Company, or a Subsidiary Guarantor, as the case may be, that is permitted under Article 5 of the Indenture; make any change that would provide any additional rights or benefits to Holders or does not adversely affect the legal rights under the Indenture of any Holder; comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

        (c) Certain provisions of the Indenture cannot be amended, supplemented or waived without the consent of each Holder of Notes affected. Additionally, certain provisions of the Indenture cannot be amended or modified without the consent of at least a majority of the outstanding principal amount of each class of Senior Indebtedness of the Company then outstanding.

     11. DEFAULTS AND REMEDIES. Events of Default include: default for 30 days in the payment, when due, of interest on, or Liquidated Damages, if any, with respect to the Notes; default in the payment when due of principal or premium, if any, on the Notes, including, without limitation, any required Change of Control Payment or Asset Sale Payment; failure by the Company for 30 days after receipt of notice from the Trustee or Holders of at least 25% in

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principal amount of the then outstanding Notes to comply with certain provisions of the Indenture or the Notes; failure by the Company for 60 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount of the then outstanding Notes to comply with any other provisions of the Indenture or the Notes; certain defaults under and acceleration prior to maturity or failure to pay at maturity, of certain other indebtedness; failure of the Company and certain Subsidiaries to pay certain final judgments that remain undischarged; a Subsidiary Guarantor or any person acting on behalf of such Subsidiary Guarantor (including a trustee in bankruptcy) shall deny or disaffirm its Obligations under its Subsidiary Guarantee, which shall continue for at least 10 days; and certain events of bankruptcy or insolvency involving the Company or any Significant Subsidiary.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all outstanding Notes to be due and payable immediately in an amount equal to the principal amount of and premium on, if any, such Notes, plus any accrued and unpaid interest provided, however, that if any Senior Indebtedness is outstanding pursuant to the Senior Credit Facility upon a declaration of acceleration of the Notes, the principal, premium, if any, and accrued interest, as the case may be, on the Notes will not be payable until the earlier of (1) the day which is five Business Days after notice of acceleration is given to the Company and the Credit Facility Agent, unless such Event of Default is cured or waived prior to such date, and (2) the date of acceleration of any Senior Indebtedness under the Senior Credit Facility; provided further, however, that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, principal amount of, and premium, if any, on and any accrued and unpaid interest on, as the case may be, the Notes becomes due and payable immediately without further action or notice.

     Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it by the Indenture, provided that the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders, or would involve the Trustee in personal liability. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a payment Default) if it determines that withholding such notice is in their interests. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, or interest on, the Notes.

     12. SUBSIDIARY GUARANTEE. Payment of principal, premium, if any, and interest (including interest on overdue principal and overdue interest, and overdue premium, if any, to the extent lawful) on the Notes and all other Obligations of the Company to the Holders or the Trustee under the Indenture and the Notes is unconditionally guaranteed by the Subsidiary Guarantors pursuant to and subject to the terms of Article 11 of the Indenture (the "Subsidiary Guarantee"), provided that notwithstanding anything to the contrary herein or in Article 11 of the Indenture, the aggregate amount of the Obligations guaranteed under the Indenture by any Subsidiary Guarantor shall be limited in amount to the lesser of (a) the maximum amount that

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would not render such Subsidiary Guarantor obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of any applicable state law and (b) the maximum amount that would not render the Subsidiary Guarantee an improper corporate distribution by such Subsidiary Guarantor under applicable state law. In addition, the Subsidiary Guarantee will cease to be effective if and to the extent that prior to the date it is probable to be called upon, the Subsidiary Guarantor would be required to reflect the amount of such Subsidiary Guarantee on the face of its balance sheet under GAAP and to do so would prevent such Subsidiary Guarantor from distributing to the Company amounts sufficient to pay principal or interest on the Notes when due.

     13. ADDITIONAL SUBSIDIARY GUARANTEES. Within 10 days after acquiring or creating any Domestic Subsidiary, the Company will cause each such Subsidiary to duly authorize, execute and deliver to the Trustee a counterpart of the Indenture as a Subsidiary Guarantor. The Company will not, and will not permit any of the Subsidiary Guarantors to, make any Investment in any Subsidiary that is not a Subsidiary Guarantor unless either (i) such Investment is permitted by
Section 4.05 of the Indenture, or (ii) such Subsidiary executes a Subsidiary Guarantee and delivers an opinion of counsel in accordance with the provisions of the Indenture.

     14. SUBORDINATION.

        (a) All Obligations owed under and in respect of the Notes are subordinated in right of payment, to the extent and in the manner provided in
Article 10 of the Indenture, to the prior payment in full in cash of all Obligations owed under and in respect of all Senior Indebtedness of the Company, and the subordination of the Notes is for the benefit of all holders of all Senior Indebtedness of the Company, whether outstanding on the Closing Date or Incurred thereafter. The Company agrees, and each Holder by accepting a Note agrees, to the subordination.

        (b) Each Subsidiary Guarantor's Obligations under its Subsidiary Guarantee shall be junior and subordinated in right of payment to any Guarantor Senior Indebtedness in the manner set forth in more detail in Section 11.03 of the Indenture.

     15. TRUSTEE DEALINGS WITH COMPANY. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee.

     16. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or direct or indirect stockholder of the Company or any Subsidiary Guarantor (other than the Company and any Subsidiary Guarantor), as such, shall have any liability for any obligation of the Company or such Subsidiary Guarantor under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, any such obligation or the creation of any such obligation. Each Holder by accepting a Note waives and releases such Persons from all such liability, and such waiver and release is part of the consideration for the issuance of the Notes.

     17. MERGERS, CONSOLIDATIONS OR SALE OF ASSETS. The Company may not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the

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Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (iii) immediately after such transaction no Default or Event of Default exists and (iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, meet the minimum requirements under the Fixed Charge Coverage Ratio test set forth in the Indenture.

     18. GOVERNING LAW. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflict of laws provisions thereof.

     19. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

     20. CUSIP/CINS NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company has caused CUSIP and CINS numbers, as applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and CINS numbers, as applicable, in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers printed on the Notes.

     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Request may be made to: CSK Auto, Inc., 645 E. Missouri Avenue, Phoenix, AZ 85012, Attention: Secretary.


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